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                                                                   EXHIBIT 10.11

                             HERITAGE HOLDINGS, INC.

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into effective as of the Closing ("Effective Date") by and between Heritage Holdings, Inc., a Delaware corporation ("Company"), and Bradley K. Atkinson ("Employee").

                                    RECITALS

         WHEREAS, Employee is currently an employee of the Company; and

         WHEREAS, the Company desires for Employee to continue with the Company and Employee is willing to continue with the Company, on the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATIONS

         1.1 DEFINITIONS

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:

         "Accounting Firm" shall have the meaning specified in Section 4.5(d)(iii).

         "Base Salary" shall have the meaning specified in Section 3.1.

         "Board" shall mean the Board of Directors of the Company.

         "Bonus Payment" shall have the meaning specified in Section 4.5(a).

         "Change of Control" shall mean the date that (i) the Specified Entities cease to own, directly or indirectly through wholly-owned subsidiaries, in the aggregate at least 35% of the capital stock of the Company and (ii) either Designated Current Manager, at any time from the date of Closing until the earlier to occur of the third anniversary of Closing or such Designated Current Manager ceasing to be employed by the Company, ceases to own at least 50% of the common limited partner interests in Heritage Propane Partners, L.P., a Delaware limited partnership ("Heritage MLP"), owned, directly or indirectly, by such Designated Current Manager immediately after Closing.



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         "Closing" shall mean the closing date of the purchase of Company stock contemplated in the Stock Purchase Agreement, dated June 15, 2000, among U.S. Propane, L.P. and the other parties thereto.

         "Code" shall have the meaning specified in Section 4.5(d)(i).

         "Confidential Information" shall have the meaning specified in Section 5.1(a).

         "Continuation Period" shall have the meaning specified in Section
4.5(a).

         "Designated Current Manager" shall mean each of R.C. Mills and H. Michael Krimbill, current executive officers of the Company, together with, in the case of either such executive officer, the heirs of, and trusts for the benefit of family members controlled by, such executive officer.

         "Disability" shall mean a physical or mental condition of Employee that, in the good faith judgment of not less than a majority of the entire membership of the Board (excluding Employee, if Employee is then a member of the Board), based upon certification by a licensed physician reasonably acceptable to Employee and the Board, (i) prevents Employee from being able to perform the services required under this Agreement, (ii) has continued for a period of at least 180 days during any 12-month period, and (iii) is expected to continue.

         "Dispute" shall have the meaning specified in Article 6.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Expiration Date" shall have the meaning specified in Section 2.2.

         "Good Reason" shall mean any of the following:

         (i) the assignment to Employee of any duties materially inconsistent with Employee's position (including a materially adverse change in Employee's office, title and reporting requirements), authority, duties or responsibilities;

         (ii) the Company's requiring Employee to be based at any office other than the Company's executive offices in the greater Tulsa, Oklahoma area;

         (iii) any termination by the Company of Employee's employment other than as expressly permitted by this Agreement;

         (iv) any failure by the Company to comply with and satisfy Section 7.5 (requiring the Company to require any successor to expressly assume and agree to perform all obligations under this Agreement); or

         (v) a breach or violation by the Company of any material provision of this Agreement, which breach or violation remains unremedied for more than 30 days after written notice thereof is given to the Company by Employee.



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For purposes of this definition, no act or failure to act on the Company's part shall be considered a "Good Reason" unless Employee has given the Company written notice of such act or failure to act within 30 days thereof and the Company fails to remedy such act or failure to act within 15 days of its receipt of such notice.

         "Gross-Up Payment" shall have the meaning specified in Section 4.5(d)(ii).

         "Misconduct" shall mean one or more of the following:

         (i) the willful and continued failure by Employee to perform substantially his duties hereunder (other than any such failure resulting from Employee's incapacity due to physical or mental illness) after written notice of such failure has been given to Employee by the Company and Employee has had a reasonable period (not to exceed 15 days) to correct such failure;

         (ii) conviction (or plea of nolo contendere) of Employee for any felony or any other crime which is materially detrimental to the Company (monetarily or otherwise);

         (iii) any act or omission by Employee which materially damages the integrity, reputation or financial viability of the Company or its affiliates;

         (iv) a breach or violation by Employee of (a) any material provision of this Agreement or (b) any material Company employment policy, which (in either case), if capable of being remedied, remains unremedied for more than 15 days after written notice thereof is given to Employee by the Company; or

         (v) chronic alcohol abuse or illegal drug use by Employee that is determined by the Board to impair Employee's ability to perform his duties and responsibilities hereunder.

For purposes of this definition, no act or failure to act on Employee's part shall be considered "Misconduct" if done or omitted to be done by Employee in good faith and in the reasonable belief that such act or failure to act was in the best interest the Company or in furtherance of Employee's duties and responsibilities hereunder.

         "Notice of Discontinuance" shall have the meaning specified in Section 2.2.

         "Notice of Termination" shall mean a notice purporting to terminate Employee's employment in accordance with Section 4.1(a) or 4.2. Such notice shall specify the effective date of such termination, which date shall neither be less than 30 (10 in the case of a termination by the Company for Misconduct) nor more than 60 days after the date such notice is given. If such termination is by Employee for Good Reason or by the Company for Disability or Misconduct, such notice shall set forth in reasonable detail the reason for such termination and the facts and circumstances claimed to provide a basis therefor. Any notice purporting to terminate Employee's employment which is not in compliance with the requirements of this definition shall be ineffective.

         "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and any other entity.



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         "Qualifying Termination" shall have the meaning specified in Section
4.5.

         "Severance Plan" shall have the meaning specified in Section 4.5(a).

         "Specified Entities" shall mean any one or more of the following entities: (i) Atmos Energy Corporation, a Texas and Virginia corporation, (ii) Piedmont Natural Gas Company, Inc., a North Carolina corporation, (iii) AGL Resources Inc., a Georgia corporation, and (iv) TECO Energy, Inc., a Florida corporation, or a successor to any entity referred to in clause (i), (ii), (iii) or (iv) of this definition.

         "Successor" shall mean, with respect to a Specified Entity, any entity in which the holders of capital stock of such Specified Entity outstanding immediately prior to a consolidation, acquisition or merger involving such Specified Entity hold, directly or indirectly, through wholly-owned subsidiaries, immediately after such consolidation, acquisition or merger.

         "Term" shall have the meaning specified in Section 2.2.

         "Termination Date" shall mean the termination date specified in a Notice of Termination delivered in accordance with this Agreement.

         "Total Payment" shall have the meaning specified in Section 4.5(d)(i).

         1.2 INTERPRETATIONS

         (a) In this Agreement, unless a clear contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) reference to any "Article" or "Section", means such Article or Section hereof, (iii) the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term, (iv) the word "affiliate" has the meaning stated in Rule 405 promulgated under the Securities Act of 1933, as amended, and
(v) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.

         (b) The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

                                    ARTICLE 2
                   EMPLOYMENT; TERM; POSITION AND DUTIES; ETC.

         2.1 EMPLOYMENT

         The Company agrees to continue Employee's employment with the Company and Employee agrees to remain in the employment of the Company, in each case on the terms and conditions set forth in this Agreement.



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         2.2 TERM OF AGREEMENT

         Unless sooner terminated pursuant to Article 4, the term of this Agreement (the "Term") shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date (the "Expiration Date"); provided, however, that beginning on the second anniversary of the Effective Date and on each day thereafter the Expiration Date shall be automatically extended one additional day unless either party (i) shall give written notice to the other (a "Notice of Discontinuance") that the Term shall cease to be so extended beginning immediately after the date of such notice or (ii) shall give a Notice of Termination to the other party pursuant to Section 4.1(a) or 4.2, as the case may be. No Notice of Discontinuance given by the Company shall be effective unless given pursuant to a resolution duly adopted by the affirmative vote of a least a majority of the entire membership of the Board (excluding Employee, if Employee is then a member of the Board). If either party gives a Notice of Discontinuance, Employee's employment hereunder shall continue until the expiration of the Term, subject to earlier termination pursuant to Article
4. Employee's continued employment, if any, after the expiration of the Term shall be "at will" employment.

         2.3 POSITION AND DUTIES

         (a) While employed hereunder, Employee shall serve as the Vice President Corporate Development of the Company and shall have and may exercise all of the powers, functions, duties and responsibilities normally attributable to such position. Employee shall have such additional duties and responsibilities commensurate with such position as from time to time may be reasonably assigned to Employee by the Board or the Chief Executive Officer of the Company. While employed hereunder, Employee shall (i) report directly to the Chief Executive Officer of the Company and the Board and (ii) observe and comply with all lawful policies, directions and instructions of the Board and the Chief Executive Officer of the Company which are consistent with the foregoing provisions of this paragraph (a).

         (b) While employed hereunder, Employee shall devote substantially all of his business time, attention, skill and efforts to the faithful and efficient performance of his duties hereunder. Notwithstanding the foregoing, Employee may engage in the following activities so long as they do not interfere in any material respect with the performance of Employee's duties and responsibilities hereunder: (i) serve on corporate, civic, religious, educational and/or charitable boards or committees and (ii) manage his personal investments.

         (c) While employed hereunder, Employee shall conduct himself in such a manner as not to intentionally and knowingly prejudice, in any material respect, the reputation of the Company or any of its affiliates, including U.S. Propane, L.P., or with the investment community or the public at large.

         2.4 PLACE OF EMPLOYMENT

         Employee's place of employment hereunder shall be at the Company's principal executive offices in the greater Tulsa, Oklahoma area.



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                                    ARTICLE 3
                            COMPENSATION AND BENEFITS

         3.1 BASE SALARY

         (a) For services rendered by Employee under this Agreement, the Company shall pay to Employee an annual base salary of $200,000.00 ("Base Salary"). The Board shall review the Base Salary at least annually and may adjust the amount of the Base Salary at any time as the Board may deem appropriate in its sole discretion; provided, however, that in no event may the Base Salary be decreased below the above stated amount without the prior written consent of Employee.

         (b) The Base Salary shall be payable in accordance with the Company's payroll practice for its executives as it is earned.

         3.2 BONUS

         (a) Employee shall be entitled to receive a bonus for the fiscal year ending August 31, 2000 of $100,000, payable on or before December 1, 2000, provided (i) Employee is employed by the Company at the time of payment, (ii) the pre-established criteria for earning such bonus are satisfied and (iii) such bonus has not already been paid prior to the Effective Date.

         (b) On or as soon as reasonably practical following the Effective Time, the Company shall pay Employee a bonus in an amount equal to the product of (x) the sum of the maximum federal and state individual income tax rates applicable to Employee and (y) the taxable compensation recognized by Employee, if any, due to the vesting of his units granted under the Heritage Propane Partners, L.P. Restricted Unit Plan upon the change of control of the Company occurring upon the Closing, less all applicable taxes the Company is required to withhold therefrom by applicable law.

         (c) The Employee will participate in bonus and incentive plans with substantially equivalent economic provisions as set forth in Exhibit A hereto.

         3.3 VACATION

         While employed hereunder, Employee shall be entitled to vacation benefits in accordance with the vacation policy approved by the Board from time to time for the Company's executives in general. Employee shall not be entitled to accumulate and carryover unused vacation time from year to year, except to the extent permitted in accordance with the Company's vacation policy for executives in general, nor shall Employee be entitled to compensation for unused vacation time except as provided in Section 4.3(a).

         3.4 BUSINESS EXPENSES

         The Company shall, in accordance with the rules and policies that it may establish from time to time for executives, reimburse Employee for business expenses reasonably incurred in



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the performance of Employee's duties. Requests for reimbursement for such expenses must be accompanied by appropriate documentation as required by such rules and policies.

         3.5 OTHER BENEFITS

         Employee shall be entitled to receive all employee benefits, fringe benefits and other perquisites that may be offered by the Company to its executives as a group, including participation by Employee and, where applicable, Employee's dependents, in the various employee benefit plans or programs (including pension plans, profit sharing plans, stock plans, health plans, life insurance and disability insurance) provided to executives of the Company in general, subject to meeting the eligibility requirements with respect to each of such benefit plans or programs. However, nothing in this Section 3.5 shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described herein.

         3.6 INDEMNIFICATION

         Employee shall be entitled to (i) indemnification and advancement of expenses from the Company in accordance with the provisions of the Bylaws of the Company, and (ii) coverage under the applicable directors' and officers' insurance policy (if any) maintained by the Company or any of its affiliates regarding actions and omissions by Employee during the Term (whether on behalf of the Company or any of its Affiliates).

                                    ARTICLE 4
                            TERMINATION OF EMPLOYMENT

         4.1 TERMINATION BY EMPLOYEE; DEATH

         (a) Employee may, at any time prior to the Expiration Date, terminate his employment hereunder for any reason by delivering a Notice of Termination to the Board and the Chief Executive Officer of the Company.

         (b) Employee's employment hereunder shall terminate upon his death.

         4.2 TERMINATION BY THE COMPANY

         The Company may, at any time prior to the Expiration Date, terminate Employee's employment hereunder for any reason by delivering a Notice of Termination to Employee; provided, however, that in no event shall the Company be entitled to terminate Employee's employment prior to the Expiration Date unless the Board shall duly adopt, by the affirmative vote of at least a majority of the entire membership of the Board (excluding Employee, if Employee is then a member of the Board), a resolution authorizing such termination and stating that, in the opinion of the Board, sufficient reason exists therefor.

         4.3 PAYMENT OF ACCRUED BASE SALARY, VACATION PAY, ETC.

         (a) Promptly upon the termination of Employee's employment for any reason (including death), the Company shall pay to Employee (or his estate) a lump sum amount for (i) any unpaid Base Salary earned hereunder prior to the termination date and any accrued but



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unpaid bonus as of the termination date, but only to the extent such bonus has accrued and is payable to Employee after termination of employment pursuant to the terms of the applicable bonus plan or policy; (ii) all unused vacation time accrued by Employee as of the termination date in accordance with Section 3.3;
(iii) all unpaid benefits earned or vested, as the case may be, by Employee as of the termination date under any and all incentive or deferred compensation plans or programs of the Company and (iv) any amounts in respect of which Employee has requested, and is entitled to, reimbursement in accordance with
Section 3.4.

         (b) A termination of Employee's employment in accordance with this Agreement under any Section of this Article 4 shall not alter or impair, nor enhance or increase, any of Employee's rights or benefits under any employee benefit plan or program or incentive or deferred compensation plan or program maintained by the Company, in each case except as provided therein or in any written agreement entered into between the Company and Employee pursuant thereto.

         (c) If Employee's employment hereunder is terminated due to his death or Disability, by Employee for a Good Reason, by the Company other than for Misconduct, or upon a Change of Control of the Company, all Company-imposed restrictions on the transferability of the Units (as defined in the Subscription Agreement dated as of June 15, 2000, by and among Heritage MLP and the other parties thereto (the "Subscription Agreement")) purchased by Employee on the Closing shall automatically lapse in full on such date. Upon Employee's request accompanied by Employee's certificate for Units, the Company shall cause a new certificate to be issued to Employee for such Units without a legend referring to such Company-imposed restrictions. A copy of such Company-imposed restrictions is attached as Annex II to the Subscription Agreement.

         4.4 DISABILITY PAYMENTS

         If Employee incurs a Disability, the Company may terminate Employee's employment hereunder by delivering a Notice of Termination to Employee; provided, however, in such event the Company shall continue to pay to Employee, through the remainder of the Term (as determined without regard to its earlier termination upon Employee's termination due to Disability under this Section 4.4 and, if the Termination Date is on or after the second anniversary of the Effective Date, without any extension of the Term under Section 2.2 after such Termination Date) or until Employee's death, if earlier, at such regularly scheduled times:

         (A) the Base Salary in effect immediately prior to the date of such termination, minus

         (B) any amount payable to Employee under any disability plan maintained by the Company for the benefit of Employee.

         4.5 OTHER BENEFITS

         The following provisions shall apply (i) following a Change of Control or (ii) if Employee terminates his employment pursuant to Section 4.1 for Good Reason or (iii) if the Company terminates Employee's employment pursuant to
Section 4.2 for any reason other than Misconduct (a "Qualifying Termination"):



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         (a) Base Salary and Bonus Payments. For the remainder of the Term (as determined without regard to its earlier termination pursuant to Section 4.1(a) or 4.2 and, if such termination date is on or after the second anniversary of the Effective Date, without any extension of the Term after such termination date) or until Employee's death, if earlier (the "Continuation Period"), the Company shall pay to Employee, at the regularly scheduled times, the sum of the Base Salary (as in effect on the date on which the relevant Notice of Termination is given in accordance with this Agreement) and the Bonus Payment. The "Bonus Payment" shall be an amount (A) for the Short Term Incentive Plan, equal to the actual results of operations compared to the budgeted EBITDA to the month end accounting period nearest to the date of the Qualifying Termination (the "Short Incentive Term") expressed as a percentage times the excess, if any, of the actual EBITDA over the budgeted EBITDA for the same period times the appropriate percentages set forth within the plan (with the EBITDA range adjusted to numbers that correspond to the budgeted EBITDA for the Short Incentive Term rather than the annual numbers used for the range) times the Employee's percentage and (B) for the Long Term Incentive Plan, equal to the Employee's percentage portion of the bonus determined by substituting the average annual distributable cash for the 24-month period directly preceding the date of the Qualifying Termination times three, substituted for the three-year moving average in the formula for all periods of the plan that have 12 months or less to vest. (Unvested terms of less than 24 months will not be entitled to any bonus under this computation.) The amount payable to Employee under this paragraph (a) is in lieu of, and not in addition to, any severance payment due or to become due to Employee under any separate agreement or contract between Employee and the Company or pursuant to any severance payment plan, program or policy of the Company or any affiliate (collectively, "Severance Plan"). Any severance amounts received by Employee under a Severance Plan shall be applied as an offset to (reduce or eliminate, as the case may be) any future payments otherwise to be made to Employee under this paragraph (a); i.e., no additional payments shall be made under this paragraph (a) until the aggregate amount of the offsets hereunder equals the severance amounts received by Employee under the Severance Plan.

         (b) Health Plan Benefits. The Company shall at all times during the Continuation Period cause Employee and Employee's eligible dependents to be covered by and to participate in, to the fullest extent allowable under the terms thereof, all group health insurance plans and programs that may be offered to the executives of the Company so that Employee will receive, at all times during the Continuation Period, the same benefits under such plans and programs that Employee would have been entitled to receive had he remained an executive of the Company; provided, however, (i) Employee must timely pay the "active" employee premium, if any, for such continued coverage; (ii) Employee must timely elect COBRA continuation coverage thereunder upon his termination of employment; and (iii) in the event Employee and his eligible dependents become covered during the Continuation Period by another employer's group health plan or programs which does not contain any effective exclusion or limitation with respect to any pre-existing conditions, then the Company's group health plans shall no longer be liable for any benefits under this paragraph (b).

         (c) Release. Notwithstanding anything in this Section 4.5 to the contrary, as a condition to the receipt of any payment or benefit under this
Section 4.5, Employee must first execute and deliver to the Company a release in a form prepared by the Company, releasing the Company, its officers, the Board, employees and agents from any and all claims and from any



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and all causes of action of any kind or character that Employee may have arising out of Employee's employment with the Company or the termination of such employment, but excluding any claims and causes of action that Employee may have arising under or based upon this Agreement.

         (d) Parachute Tax.

                  (i) If the payments and benefits provided to Employee under this Agreement or under any other agreement with, or plan of, the Company (the "Total Payment") (A) constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and exceed three times Employee's "base amount" as defined under Code Section 280G(b)(3) by less than 10% of three times Employee's base amount, and (B) would, but for this Section 4.5(d)(i), be subject to the excise tax imposed by Code Section 4999, then Employee's payments and benefits under this Agreement shall be either
         (I) paid in full, or (II) reduced and payable only as to the maximum amount which would result in no portion of such payments and benefits being subject to excise tax under Code Section 4999, whichever results in the receipt by Employee on an after-tax basis of the greatest amount of Total Payment (taking into account the applicable federal, state and local income taxes, the excise tax imposed by Code Section 4999 and all other taxes (including any interest and penalties) payable by Employee). If a reduction of the Total Payment is necessary, Employee shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments and benefits. Within 30 days after the amount of any required reduction in payments and benefits is finally determined under Section 4.5(d)(iii), Employee shall notify the Company in writing regarding which payments and benefits are to be reduced. If no notification is given by Employee, the Company will determine which payments and benefits to reduce. If, as a result of any reduction required by this Section 4.5(d)(i), amounts previously paid to Employee exceed the amount to which Employee is entitled, Employee will promptly return the excess amount to the Company.

                  (ii) If the Total Payment constitutes a "parachute payment" as defined in Code Section 280G and exceeds three times Employee's "base amount" as defined under Code Section 280G(b)(3) by 10% or more of three times Employee's base amount, the Company shall provide to Employee, in cash, an additional payment in an amount to cover the full excise tax due under Code Section 4999, plus Employee's state and federal income, employment, excise, and other taxes (including interest and penalties) on this additional payment (the "Gross-Up Payment"). Any amount payable under this Section 4.5(d)(ii) shall be paid as soon as possible following the date of Employee's Qualifying Termination, but in no event later than 30 days after such date.

                  (iii) All determinations required to be made under this
         Section 4.5(d), including whether reductions are necessary or whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be used in determining such Gross-Up Payment, shall be made by the accounting firm used by the Company at the time of such determination (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and to Employee within 15



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         business days of the receipt of notice from the Company or Employee that there has been a Qualifying Termination, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the change in control transaction, Employee may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

                  (iv) In the event Employee is entitled to a Gross-Up Payment under Section 4.5(d)(ii) and the Internal Revenue Service subsequently increases the excise tax computation described in Section 4.5(d)(ii), the Company shall reimburse Employee for the full amount necessary to make Employee whole on an after-tax basis (less any amounts received by Employee that Employee would not have received had the computations initially been computed as subsequently adjusted), including the value of any underpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.

         4.6 NON-EXCLUSIVITY OF RIGHTS

         Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any plan, program, policy or practice provided by the Company for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any other contract or agreement with the Company. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. However, the Continuation Period shall not be credited as continued employment of Employee for any purpose under any such plan, policy, practice or program.

                                    ARTICLE 5
                  CONFIDENTIAL INFORMATION AND NON-SOLICITATION

         5.1 CONFIDENTIAL INFORMATION

         (a) Employee recognizes that the services to be performed by Employee hereunder are special, unique, and extraordinary and that, by reason of Employee's employment with the Company, Employee will be provided Confidential Information concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Employee agrees that Employee will not (directly or indirectly) at any time, whether during or after Employee's employment with the Company and its affiliates, (i) knowingly use for an improper personal benefit any Confidential Information that Employee may learn or has learned by reason of Employee's employment with the Company or (ii) disclose any such Confidential Information to any Person except (A) in the performance of Employee's obligations to the Company hereunder, (B) as required by applicable law, (C) in connection with



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the enforcement of Employee's rights under this Agreement, (D) in connection with any disagreement, dispute or litigation (pending or threatened) between Employee and the Company or (E) with the prior written consent of the Board or the Chief Executive Officer of the Company. As used herein, "Confidential Information" includes, but is not limited to, information with respect to the Company's products, facilities and methods, research and development, trade secrets and other intellectual property, systems, patents and patent applications, procedures, manuals, confidential reports, product price lists, customer lists, financial information, business plans, prospects or opportunities; provided, however, that such term shall not include any information that (x) is or becomes generally known or available other than as a result of improper disclosure by Employee or (y) is or becomes known or available to Employee on a nonconfidential basis from a source (other than the Company) which, to Employee's knowledge, is not prohibited from disclosing such information to Employee by a legal, contractual, fiduciary or other obligation to the Company.

         (b) Employee confirms that all Confidential Information is the exclusive property of the Company. All business records, papers and documents kept or made by Employee while employed by the Company relating to the business of the Company shall be and remain the property of the Company at all times. Upon the request of the Company at any time, Employee shall promptly deliver to the Company, and shall retain no copies of, any written materials, records and documents made by Employee or coming into his possession while employed by the Company concerning the business or affairs of the Company other than personal materials, records and documents (including notes and correspondence) of Employee not containing Confidential Information relating to such business or affairs. Notwithstanding the foregoing, Employee shall be permitted to retain copies of, or have access to, all such materials, records and documents relating to any disagreement, dispute or litigation (pending or threatened) between Employee and the Company.

         5.2 NON-SOLICITATION

         (a) In consideration for the Company's agreement to provide Employee access to Confidential Information and the other benefits provided Employee by this Agreement, Employee agrees that while employed by the Company and for two years after the termination of such employment (for any reason) (the "Restricted Period"), Employee shall not, whether for his own account or for the account of any other Person (excluding the Company), intentionally (i) solicit, endeavor to entice or induce any employee of the Company or any affiliate to terminate his or her employment with the Company or such affiliate or accept employment with anyone else, (ii) call upon any Person or entity that was during the Term a customer of the Company or an affiliate of the Company for the purpose of soliciting orders or contracts from such Person of a type that such customer has with the Company or an affiliate of the Company if such services would be performed in the same city or within seventy-five (75) miles in all directions from the boundary of the city limits where the Company or its affiliate performs such services for the customer, or (iii) interfere in a similar manner with the business of the Company or an affiliate.

         (b) Employee has carefully read and considered the provisions of this
Section 5.2 and, having done so, agrees that the restrictions set forth in this
Section 5.2 (including the Restricted Period, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, employees, creditors and shareholders. Employee understands that the restrictions contained in this Section 5.2 may limit his ability to engage in a business similar to the Company's business, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restrictions.

         (c) It is specifically agreed that the Restricted Period, during which the agreements and covenants of Employee made herein shall be effective, shall be computed by excluding from such computation any time which Employee is in violation of any provision of this Article 5.

         (d) In the event that any provision of this Section 5.2 relating to the Restricted Period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the Restricted Period and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.

         5.3 STOCK OWNERSHIP

         Nothing in this Agreement shall prohibit Employee from acquiring or holding any issue of stock or securities of any Person that has any securities registered under Section 12 of the Exchange Act, listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. so long as (i) Employee is not deemed to be an "affiliate" of such Person, and (ii) Employee and members of his immediate family do not own or hold more than 3% of any class of voting securities of any such Person.

         5.4 INJUNCTIVE RELIEF

         Employee acknowledges that a breach of any of the covenants contained in this Article 5 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of this Agreement shall cease and the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Article 5 or such other relief as may required to specifically enforce any of the covenants contained in this Article 5. Employee agrees to waive any requirement for the Company's securing or posting of any bond in connection with such remedies. Employee further agrees to and hereby does submit to in personam jurisdiction before each and every such court for that purpose.

         5.5 FORFEITURE FOR BREACH

         A breach of this Article 5 by Employee shall cause an immediate forfeiture of all rights Employee may have under this Agreement to receive any payments or benefits after the date of such breach.

                                    ARTICLE 6
                                   ARBITRATION

         EXCEPT WITH RESPECT TO INJUNCTIVE RELIEF AS PROVIDED IN SECTION 5.4 ABOVE, THE PARTIES AGREE TO RESOLVE ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING THE EMPLOYMENT OF EMPLOYEE, THE TERMINATION OF EMPLOYMENT OF EMPLOYEE, OR CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT, THE AMERICANS WITH DISABILITIES ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AND THE FAMILY MEDICAL LEAVE ACT, BY BINDING ARBITRATION UNDER THE FEDERAL ARBITRATION ACT BEFORE ONE ARBITRATOR IN THE CITY OF TULSA, STATE OF OKLAHOMA, ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE FEES AND EXPENSES OF THE ARBITRATOR SHALL BE BORNE SOLELY BY THE NON-PREVAILING PARTY OR, IN THE EVENT THERE IS NO CLEAR PREVAILING PARTY, AS THE ARBITRATOR DEEMS APPROPRIATE. EXCEPT AS PROVIDED ABOVE, EACH PARTY SHALL PAY ITS OWN COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES) RELATING TO ANY ARBITRATION PROCEEDING CONDUCTED UNDER THIS ARTICLE 6.

                                    ARTICLE 7
                            MISCELLANEOUS PROVISIONS

         7.1 NO MITIGATION OR OFFSET

         The provisions of this Agreement are not intended to, nor shall they be construed to, require that Employee mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment or becoming self-employed, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer, self-employment or otherwise. Without limitation of the foregoing, the Company's obligations to make the payments to Employee required under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off (other than as provided in Section 4.5(a)), counterclaim, recoupment, defense or other claim, right or action that the Company may have against Employee (other than as provided in Section 5.5).

         7.2 ASSIGNABILITY

         The obligations of Employee hereunder are personal and may not be assigned or delegated by Employee or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder as provided in Section 7.5.

         7.3 NOTICES

         All notices and all other communications provided for in the Agreement shall be in writing and addressed (i) if to the Company, the Board, or the Chairman of the Board, at the principal office address of the Company or such other address as it may have designated by written notice to Employee for purposes hereof, directed to the attention of the Chief Executive Officer with a copy to the Secretary of the Company and (ii) if to Employee, at his residence address on the records of the Company or to such other address as he may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly delivered, provided or given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, except that any notice of change of address shall be effective only upon receipt.

         7.4 SEVERABILITY

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         7.5 SUCCESSORS; BINDING AGREEMENT

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably acceptable to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used herein, the term "Company" shall include any successor to its business and/or assets as aforesaid which executes and delivers the assumption agreement provided for in this
Section 7.5 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

         (b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Employee should die while any amounts are due him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee or, if there be no such designee, to Employee's estate.

         7.6 TAX WITHHOLDINGS

         The Company shall withhold from all payments hereunder all applicable taxes (federal, state or other) which it is required to withhold therefrom unless Employee has otherwise paid (or made other arrangements satisfactory) to the Company the amount of such taxes.

         7.7 AMENDMENTS AND WAIVERS

         No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such member of the Board as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         7.8 ENTIRE AGREEMENT; TERMINATION OF ANY OTHER AGREEMENTS

         This Agreement is an integration of the parties' agreement with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement hereby expressly terminates, rescinds and replaces any prior agreement (written or oral) between the parties relating to the subject matter hereof, including, without limitation, that certain Employment Agreement between the parties dated April 15, 1998.

         7.9 GOVERNING LAW; SUBMISSION TO JURISDICTION

         (a) THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF OKLAHOMA WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISION, OTHER THAN THE PROVISIONS OF SECTION 5.2, WHICH SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ANY ALLEGED VIOLATION. IT IS THE INTENT OF THE PARTIES THAT THE PROVISIONS OF SECTION 5.2 BE INTERPRETED TO IMPOSE THE MAXIMUM PERIOD OF RESTRICTION UNDER THE GOVERNING LAW OF SUCH SECTION.

         (b) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN TULSA COUNTY, OKLAHOMA, FOR THE PURPOSES OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT.

         7.10 EMPLOYMENT WITH AFFILIATES

         For purposes of this Agreement, employment with any affiliates of the Company, U.S. Propane, L.P. or with any of their respective affiliates shall be deemed to be employment with the Company.

         7.11 SURVIVAL

         The provisions of Articles 5 and 6 and Section 7.9, and any other provisions necessary to give full effect to the terms of this Agreement, shall survive the termination of this Agreement.

         7.12 COUNTERPARTS

         This Agreement may be executed in or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

                                       HERITAGE HOLDINGS, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       EMPLOYEE


                                       -----------------------------------------
                                       Bradley K. Atkinson

                                                                       EXHIBIT A

                   PROPOSED MANAGEMENT INCENTIVE COMPENSATION

                                                                           PERCENTAGE OF INCENTIVE
           POSITION                              BASE SALARY           SHORT-TERM            LONG-TERM
-------------------------------               -----------------       ------------         -------------
CEO                                           $         350,000             14.00%                 16.00%
COO                                                     335,000             14.00%                 16.00%
CFO                                                     325,000             14.00%                 16.00%
Acquisition                                             200,000             14.00%                 16.00%
VP Western Operations                                   150,000              7.00%                  8.67%
VP Northern Operations                                  135,000              7.00%                  8.67%
VP Southern Operations                                  135,000              7.00%                  8.67%
Discretionary (Corp. & Others)                                              23.00%                 10.00%
                                              -----------------       ------------         -------------
                                              $       1,630,000             100.00%               100.00%
                                              =================       ============         =============

SHORT-TERM INCENTIVE PLAN

1. For FY 2001, management will receive the following for EBITDA in excess of a Base $76.0 million. The beginning Base is higher than $73.2 million in order to offset the higher Base Salaries:

                  15% of EBITDA over $76 million up to $80 million 17.5% of EBITDA over $80 million up to $85 million 20% of EBITDA over $85 million

2. No cap on short-term incentive, and increasing percentage to encourage outstanding performance.

3. In the very unlikely event that the short-term incentive earned is over $2.0 million, the excess bonus would be deferred to the following year. In this way, when the Board raises the "bar" the following fiscal year, there is a bonus to be paid.

4. The Board sets the $76.0 million EBITDA Base Target which remains unchanged during Fiscal YR 2001.

5. Targets in subsequent fiscal years will be set by the Board at its sole discretion.

LONG-TERM INCENTIVE PLAN

1. A minimum of 250,000 units and a maximum of 500,000 units will be awarded based on achieving certain targeted levels of Distributed Cash per unit.

2. Awards under the program will be made starting in 2003 based upon the average of the prior three years Distributed Cash per unit. Each year, beginning after Fiscal YR 2003, units will be awarded based upon levels detailed below.



                               Exhibit A - Page 1

                                                                           2003            2004            2005          TOTALS
                                                                        -----------     -----------    ------------   -----------
Moving Average Period                                                     2001-2003       2002-2004      2003-2005
Three Year Average of Distributed Cash per Unit                         $      2.50     $      2.65    $      2.80
Maximum Target Level                                                    $      2.80     $      2.95    $      3.10

VALUE ASSUMING CURRENT COMMON UNIT PRICE
Minimum Award                                                                83,333          83,333         83,333        250,000
Value at a Common Unit Price of                              $ 18.375   $ 1,531,250     $ 1,531,250    $ 1,531,250    $ 4,593,750
Maximum Award                                                               166,667         166,667        166,667        500,000
Value at a Common Unit Price of                              $ 18.375   $ 3,062,500     $ 3,062,500    $ 3,062,500    $ 9,187,500

HYPOTHETICAL VALUES ASSUMING A HIGHER COMMON UNIT PRICE
Minimum Award                                                                83,333          83,333         83,333        250,000
Value at a Common Unit Price of                              $ 25.000   $ 2,083,333     $ 2,083,333    $ 2,083,333    $ 6,250,000
Maximum Award                                                               166,667         166,667        166,667        500,000
Value at a Common Unit Price of                              $ 25.000   $ 4,166,667     $ 4,166,667    $ 4,166,667    $12,500,000



                               Exhibit A - Page 2